Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Marriott International, Inc. with respect to the offer to exchange all of the Company’s 5.81% Series G Notes due 2015 for 5.81% Series G Notes due 2015 registered under the Securities Act of 1933, and to the incorporation by reference therein of our reports dated February 21, 2005, with respect to the consolidated financial statements of Marriott International, Inc., Marriott International Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Marriott International, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/  Ernst & Young LLP

McLean,	Virginia

February 3, 2006